Exhibit 10.21

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b)(10) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.

CONTRACT MANUFACTURING AGREEMENT

This Contract Manufacturing Agreement (the “Agreement”)

made and executed as of this 12th

day of February, 2025

(hereinafter referred to as “Date of Agreement”)

by and between

LNHC, INC.,

a company organized under the laws of the State of Delaware in the United States of America,

with its principal offices at 4020 Stirrup Creek Drive, Suite 110, Durham, NC 27703 U.S.A.

(hereinafter “COMPANY”),

and

Orion Corporation,

a company organised under the laws of Finland,

(Business Identity Code FI 19992126),

with its principal offices at Orionintie 1, 02200 Espoo, Finland

(hereinafter referred to as “ORION”).

Each of COMPANY and ORION referred to herein after as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS,	COMPANY is engaged in the business of the development, registration and licensing of pharmaceutical products and ORION is engaged in the business of, inter alia, manufacturing pharmaceutical products;

WHEREAS,	COMPANY now desires to have ORION manufacture for, and supply to COMPANY, the Product (as defined below) on a non-exclusive basis; and

WHEREAS,	ORION, subject to the terms and conditions of this Agreement, desires to so manufacture for and supply the Product to COMPANY.

NOW, THEREFORE, COMPANY and ORION, in consideration of the premises and of the mutual agreement, covenants and conditions hereinafter set forth, agree and covenant as follows:

1.	DEFINITIONS

1.1.	In this Agreement the following capitalized words and expressions bear the meanings set out below:

“Affiliate” means any entity which, directly or indirectly, controls, is controlled by, or is under common control with a Party. For the purpose of this definition, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a subject entity, or such other relationship as in fact results in actual control over the management, business and affairs of a subject entity.

“API” means the active pharmaceutical ingredient required for the Manufacture of the Product hereunder and designated as the “Active” ingredient of the Product in Schedule 1.

“Approved Facility” means each of ORION’s manufacturing facilities located at Turku (Tengstrominkatu 8, 20380 Turku, Finland) and Salo (Joensuunkatu 7 B, 24100 Salo, Finland), Finland.

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for business in Finland and the United States of America.

“Certificate of Analysis” means a certificate supplied with delivered Product, which states details of the relevant Product batch(es) covered by the certificate and contains the agreed manufacturing data.

“Current Good Manufacturing Practices” or “cGMPs” means all applicable standards relating to manufacturing practices for intermediates, drug substances, active pharmaceutical ingredients, or finished pharmaceutical products, including without limitation (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211, the Quality System Regulation, 21 C.F.R. 820, The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and the Good Manufacturing Practices promulgated by the International Conference on Harmonisation, including without limitation Q7A Good Manufacturing Practice Guidance For Active Pharmaceutical Ingredients (ICH Q7A), (ii) the principles promulgated by any applicable governmental or regulatory authority having jurisdiction over the manufacture of the Product, in the form of laws, rules, or regulations, and (iii) the principles promulgated by any applicable governmental or regulatory authority having jurisdiction over the manufacture of the Product, in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides, and guidelines); in each case as in effect at the Date of Agreement and as amended, promulgated, or accepted by any applicable governmental or regulatory authority from time to time during the term of this Agreement.

“Confidential Information” means any and all information, documentation, know-how and data disclosed and/or made available under this Agreement by or on behalf of a Party to the other Party relating to the Product, the business affairs, trade secrets and/or other activities of such Party and/or its Affiliates, which may include but may not be limited to specifications, ideas, know-how, formulas, technology, practices, processes, methods of production, manufacturing processes documentation, manufacturing formulae, instructions, specifications, standards and analytical procedures, whether technical or non-technical, verbal or written, patented or patentable, as well as product samples and specifications. This Agreement shall be without prejudice to any confidentiality obligations of the Parties in regards of information, documentation, know-how, data, inventions, improvements, modifications, adaptations, enhancements, new applications or materials that constitute confidential information of such Party under the Prior Supply Agreement, which agreement and related obligations shall remain in force in accordance with the Prior Supply Agreement. For clarity, should any Confidential Information disclosed hereunder overlap with confidential information provided for the purposes of the Prior Supply Agreement, such information may be protected by both this Agreement and the Prior Supply Agreement. The terms of this Agreement shall be deemed Confidential Information of both Parties.

“Country of Manufacture” means Finland.

“Data” means any and all data, documentation, designs, materials, results and information, in any form, conceived, derived, reduced to practice, made, created, written, designed or developed by or on behalf of ORION, alone or together with COMPANY, in connection with the Manufacture of any Product hereunder, applicable technology transfer agreements or arising as a result thereof, and specifically relating to: (a) the business of COMPANY or its Affiliates; (b) licensees, customers and other suppliers of COMPANY, as it relates to any Product; (c) each Product and the development and Manufacture thereof, including any Improvements; or (d) any Intellectual Property Rights of COMPANY.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Improvements” means any and all inventions, improvements, modifications, adaptations, enhancements or new applications related to the Product or the techniques or processes involved in its Manufacture which are conceived, derived, reduced to practice, made or developed by or on behalf of ORION, alone or together with COMPANY, in connection with the Manufacture of the Product hereunder or arising as a result thereof.

“Independent Improvements” means any and all inventions, improvements, modifications, adaptations, enhancements or new applications, techniques or processes conceived, derived, reduced to practice, made or developed by ORION in connection with the Manufacture of the Product hereunder or arising as a result thereof other than the Improvements and which ORION can prove: (1) are independent of the Improvements, (2) the use and/or application of which in no way exploits or utilises any of the Improvements, COMPANY’s IPRs or COMPANY’s Confidential Information, and (3) the use of which can be done independently of each of the Improvements, COMPANY’s IPR and COMPANY’s Confidential Information.

“Intellectual Property Rights” or “IPRs” means all inventions, patent applications, patents, registered or unregistered design rights, copyrights, database rights, trade marks, trade names, know-how and other industrial or intellectual property rights of whatever kind and all rights of a similar nature throughout the world.

“Manufacture” shall mean the manufacture of Product and assurance and verification of Product quality and compliance of the Product to the Product Specification (in accordance with the Quality Agreement and applicable marketing authorization), including but not limited to the quality control and quality assurance, packaging (if any) and storage of the Product.

“ORION Background” shall mean inventions, processes, know-how, trade secrets, and any related intellectual property including analytical methods, procedures, techniques, manuals, financial information, computer expertise and any software, each of which ORION (i) owns or controls prior to the Date of Agreement (or the effective date of the Prior Supply Agreement) and/or (ii) acquires or develops independently of this Agreement or the Prior Supply Agreement. Any improvements to ORION Background shall be considered ORION Background.

“Product” shall mean the pharmaceutical product identified in Schedule 1.

“Product Specification” means the agreed specifications for the Product set out in Schedule 1.

“Quality Agreement” means the agreement between ORION and COMPANY, which sets out the roles and responsibilities of each Party with respect to Manufacture of the Product(s), to be entered into between the Parties pursuant to this Agreement.

“Separable Improvement” means an Improvement that constitutes: (i) an equipment update to any equipment other than COMPANY Equipment or (ii) a manufacturing process or technique that, in each case (i) and (ii), is separable from, and capable of being used independently of, COMPANY’s IPR and COMPANY’s Confidential Information, and does not rely upon, incorporate or reference any of COMPANY’s IPR or COMPANY’s Confidential Information.

2.	Steering committee

2.1.	Upon execution of this Agreement, the Parties will promptly establish a steering committee (the “Steering Committee”) to perform the functions specifically assigned to the Steering Committee under this Agreement. The Steering Committee will be comprised of an equal number of members from each Party, initially four (4) in total, all of whom are and shall be full time employees of the appointing Party. Each Party may, in its sole discretion, replace its assigned representatives at any time as necessary, by providing written notice to the other Party of such change.

(a)	The Steering Committee will (i) provide general oversight regarding the Parties’ performance of their respective obligations under this Agreement; (ii) review metrics regarding key performance indicators such as order fulfilment and on-time delivery; (iii) review and respond to Change Order Requests, as more particularly described in Section 4.15; (iv) attempt to resolve any disputes between the Parties, as more particularly described in Section 25.2; (v) act as the point of information exchange between the Parties; and (vi) make any other decisions expressly assigned to the Steering Committee by this Agreement and perform other functions as appropriate to further the purposes of this Agreement as allocated to it in writing by the Parties. Each Party will use good faith efforts to facilitate and assist the efforts of the Steering Committee.

(b)	All decisions of the Steering Committee shall be made by unanimous consent and documented in writing. In the event the Steering Committee is unable to reach agreement on a matter within the Steering Committee’s authority, the issue shall be resolved by first escalating the matter to a senior executive of each Party, and then following the dispute resolution provisions in Section 25.2.

(c)	The Steering Committee shall meet at least every twelve (12) months during the term of this Agreement, and such annual meetings shall be in-person unless otherwise agreed upon by the Steering Committee. The location of the annual meetings of the Steering Committee to be held in-person shall alternate between the reasonable locations selected by each Party. Each Party shall bear all the expenses of its representatives on the Steering Committee. Either Party may call additional meetings of the Steering Committee (which may be by telephone or video conference) by providing written notice of the meeting to the other Party at least five (5) Business Days in advance of such meeting, provided that the members of the Steering Committee may waive the notice requirement at any time. Responsibility for keeping the minutes of Steering Committee meetings shall alternate between COMPANY and ORION.

(d)	Other than with respect to approving Change Order Requests, the Steering Committee does not have the authority to amend or waive compliance with this Agreement.

3.	FORECASTING

Subject to Section 21.2 below, COMPANY shall by the end of each month furnish ORION with a [***] forecast concerning COMPANY’s anticipated demand for Products. Such rolling forecast shall be regarded as a good faith estimate of COMPANY’S demand for Products but shall not be deemed binding on COMPANY, provided that the first [***] of each such forecast shall be deemed a binding order (in respect of which COMPANY shall be obliged to send ORION a separate binding Purchase Order, which shall be subject to confirmation by ORION pursuant to Section 4).

4.	manufacture and supply of product

4.1.	COMPANY hereby appoints ORION, on a non-exclusive basis, to Manufacture and supply the Product to COMPANY during the term of this Agreement.

4.2.	ORION shall Manufacture and supply to COMPANY, and COMPANY undertakes to purchase from ORION, the Product during the term of this Agreement in accordance with the terms and conditions of this Agreement, the Quality Agreement, and applicable law.

4.3.	ORION shall Manufacture and supply to COMPANY the amounts of Product pursuant to purchase orders issued by COMPANY and accepted by ORION (“Purchase Orders”). Each Purchase Order shall contain, at a minimum:

(a)	a description of the Product;

(b)	the quantity of Product being purchased;

(c)	the delivery date for the Product (as determined in accordance with this Agreement);

(d)	the price of the Product (as determined in accordance with this Agreement); and

(e)	any other terms relating to the purchase of the Product referred to in that order.

4.4.	ORION shall, within [***] from receipt of any order from COMPANY, accept or reject such order by providing notice to COMPANY. If ORION rejects an order within such [***], ORION must provide written notice specifying the reason for the rejection, provided that ORION cannot reject any order that is consistent with the binding portion of any forecast provided by COMPANY pursuant to Section 3, and to the extent COMPANY requests an amount in an order that exceeds the binding portion of a forecast, but not an amount in excess of [***] of such binding portion, then ORION shall use commercially reasonable efforts to accept such order. Any order that is in accordance with any such forecast or that is not rejected in writing by ORION in accordance with this Section 4.4 shall be deemed accepted by ORION and shall be a Purchase Order subject to the terms of this Agreement. Notwithstanding anything in the foregoing, ORION shall not have the obligation to accept or Manufacture and supply any amount of Product which requests less than the minimum lead-time specified in Section 4.6.

4.5.	The Product shall be Manufactured only at an Approved Facility. ORION may change the location of Manufacture upon the prior written consent of COMPANY such consent not to be unreasonably withheld or delayed (any such new location approved by COMPANY shall be deemed added to the definition of Approved Facility without any additional action hereunder). ORION shall be responsible for all transfer actions, and bear all costs and expenses related thereto, including costs to move Company Equipment (as defined below) and registration change costs, unless otherwise agreed in writing by the Parties.

4.6.	ORION shall Manufacture and supply Product in accordance with Purchase Orders. Delivery of Product ordered shall take place within [***] days from the date of ORION’s order acceptance pursuant to Section 4.2. Purchase orders shall be placed in full batch sizes (or multiples thereof) only with the understanding that ORION may over-deliver so as to meet the full batch sizes to the extent a Purchase Order requests an amount other than a full batch size in fulfilling its delivery obligations hereunder. Notwithstanding any of the aforesaid, the Parties shall separately agree on the delivery time for the first batch(es) of Product ordered by COMPANY. Further, ORION shall have no delivery obligation in the event COMPANY has not complied with the forecasting obligation set forth in Section 3.

4.7.	The Product shall be delivered FCA (Incoterms 2020) the Approved Facility at Salo, Finland (Incoterms 2020). Title to Product shall pass to COMPANY upon delivery. Payment term is [***] from the date of ORION’s invoice. Overdue amounts shall accrue interest at the rate of the lower of: [***]

4.8.	COMPANY shall during the term of this Agreement but not more often than once per [***] (unless agreed otherwise or if in connection with a “for cause” audit), be entitled, free of charge but otherwise at its sole expense and upon reasonable advance notice and during normal business hours, to audit the Approved Facilities. COMPANY will however not be required to pay for “for cause” audits in the event of identified non-compliance by ORION. Such audit right shall include the right to audit and inspect all inventory of Product, API, and Materials located at the Approved Facility. ORION agrees to cooperate and assist COMPANY (and to require any ORION Affiliate to cooperate and assist COMPANY) in connection with any audits performed pursuant to this Section 4.8. COMPANY’s rights under this Section 4.8 shall be in addition to any audit rights under the Quality Agreement.

4.9.	Without prejudice to COMPANY’s other obligations under this Agreement, COMPANY agrees during each calendar year of the Initial Period beginning with [***] to purchase certain minimum amounts of Product from ORION set forth in Schedule 4 (hereinafter “Minimum Purchase Requirement”).

4.10.	In the event that COMPANY purchases from ORION a quantity of Product less than the Minimum Purchase Requirement, then COMPANY shall, within [***] of receiving a written request from ORION at COMPANY’s option either a) place an order for the shortfall of purchased products against the Minimum Purchase Requirements or b) effect compensation payment within [***] after written agreement by the Parties as to the applicable amount of such payment (hereinafter “Shortfall”). Failure of COMPANY to effect timely payment of the Shortfall or place an order for the shortfall shall entitle ORION to terminate the Agreement pursuant to the terms set forth in Section 13.3.

4.11.	COMPANY shall at its cost be responsible for procuring the API and delivering to ORION appropriate amounts of API based on accepted Purchase Orders. COMPANY shall provide ORION with all information available to COMPANY regarding known or potential hazards associated with the use of API. ORION shall not be liable to COMPANY nor be deemed to have breached this Agreement for errors, delays or other consequences arising solely from COMPANY’s failure to timely provide API to ORION, and any such failure by COMPANY which causes a delay in ORION’s ability to Manufacture and deliver the Product in the agreed schedule shall automatically extend the same by a time period reasonably commensurate to take into account such failure. COMPANY shall retain title to API until it is Manufactured into Product. ORION shall handle, store, and use API in accordance with the applicable specifications, cGMPs, and all applicable laws and regulations. API may only be used by ORION for the Product. In the event that ORION loses, destroys or damages any API such that it cannot be used in connection with Product, ORION shall reimburse COMPANY for COMPANY’s expenses incurred in connection with procuring and shipping API to replace such lost, destroyed or damaged API.

4.12.	[Reserved.]

4.13.	In case ORION does not deliver Product conforming to the Agreed Quality (as defined in Section 6.1 below) within the delivery time specified in Section 4.4, including the [***] shelf life requirement for Product, due to reasons other than (i) Force Majeure (as defined in Section 16 herein below), (ii) a quality issue relating to API supplied by COMPANY, (iii) a non-delivery or late delivery of API supplied by COMPANY, or (iv) any other reason not attributable to ORION, its Affiliates or subcontractors, ORION shall be liable for liquidated damages towards COMPANY. In the event any Product has less than [***] of available shelf life at release by Orion, the discount specified in Schedule 4 applicable to such Product with reduced shelf life shall apply to any amounts payable for such Product. Without limiting COMPANY’s rights to a price reduction for failure to provide the [***] shelf life of Product set forth on Schedule 4, the amount of such liquidated damages [***] of the order value price for the delayed part of the delivery. COMPANY shall have the right to a credit from future payments to ORION in the amount corresponding to such liquidated damages.

4.14.	The Parties agree that the equipment listed on Schedule 2 is located in an Approved Facility as of the Date of Agreement and is owned by COMPANY. Such equipment, together with any other machinery, equipment, furnishings, fixtures furnished by COMPANY to ORION or paid for in whole or in part by COMPANY (including if COMPANY reimburses ORION for all or a portion of the cost of any such items), together with (a) additions to, substitutions for, replacements of and accessions to any of the foregoing items, (b) attachments, components, parts (including spare parts) and accessories installed thereon or affixed thereto, and (c) intellectual property rights in connection with the foregoing, shall be referred to herein collectively as the “Company Equipment.” The Company Equipment is and will at all times remain the property of COMPANY and be held by ORION on a bailment-at-will basis.

(a)	Only COMPANY has any right, title or interest in and to the Company Equipment, except for ORION’s limited right, subject to COMPANY’s sole discretion, to use the Company Equipment in the performance of ORION’s obligations under this Agreement. Except to the extent required to Manufacture the Product, ORION shall not use the Company Equipment for any purpose. ORION shall not comingle Company Equipment with the property of ORION or with that of a person or entity other than COMPANY or ORION, and ORION shall not move any Company Equipment from the applicable Approved Facility without the prior written approval by COMPANY. COMPANY may, at any time, for any reason, retake possession of any Company Equipment. Upon COMPANY’s request Company Equipment will be promptly released to COMPANY or delivered to COMPANY by ORION, at the sole cost, expense and liability of COMPANY. ORION’s continued holding of Company Equipment after demand has been made by COMPANY for delivery may substantially impair the value thereof, and, accordingly, COMPANY will be entitled to seek a court order of possession without any need or proving damages or a bond. To the fullest extent permitted by law, ORION shall not allow any Encumbrance to be imposed on or attach to the Company Equipment through ORION or as a result of ORION’s action or inaction, and ORION hereby waives any Encumbrance that it may have or acquire in the Company Equipment, including any Encumbrance that is automatically imposed or attached by operation of law.

(b)	If the bailment relationship described in this Section 4.14 is deemed to be a secured financing transaction, ORION grants to COMPANY a continuing security interest in any rights or interests it may have in the Company Equipment.

(c)	ORION shall bear the risk of loss of and damage to Company Equipment while at the applicable Approved Facility. ORION shall, at its own expense, for the benefit of COMPANY, insure all Company Equipment with full and extended coverage for all losses, for its full replacement value. ORION shall, at its sole cost and expense, maintain, repair, refurbish and replace Company Equipment damaged while in ORION’s possession, including as described in the terms set forth on Schedule 2. All replacement parts, additions, improvements and accessories for such Company Equipment will automatically become COMPANY’s property upon their incorporation into or attachment to the Company Equipment. All replacements of Company Equipment will also be COMPANY’s property. ORION shall replace any missing components of or inserts to any Company Equipment. Notwithstanding the foregoing COMPANY shall be responsible for breakage of Company Equipment during production (other than due to the misuse or negligence of ORION) as well as normal maintenance of Company Equipment.

(d)	ORION will maintain a written inventory of all Company Equipment that sets forth a description and the location of all Company Equipment utilizing COMPANY’s SAP system and coding. ORION shall immediately sign any documents reasonably requested by COMPANY to evidence all of COMPANY’s rights to and interests in Company Equipment. ORION grants to COMPANY a limited and irrevocable power of attorney, coupled with an interest, to execute and record on ORION’s behalf any documents with respect to Company Equipment that are reasonably necessary to reflect COMPANY’s interest in the Company Equipment.

4.15.	Each Party may, from time to time, submit to the other Party a request for changes to the Product Specification or to any other key assumptions regarding the Manufacture of the Product, including without limitation the use of any particular vendor or raw material supplier (any such request, a “Change Order Request”). Each Change Order Request shall be approved in writing by COMPANY prior to its implementation. If, in the Steering Committee’s reasonable judgment, ORION can implement the requested changes in a Change Order Request without requiring additional resources, ORION will implement the Change Order Request at no additional cost to COMPANY. Otherwise, ORION will provide COMPANY with a written change order proposal (a “Change Order Proposal”) in response to the Change Order Request, including price change and time required to implement the requested change(s). COMPANY may, at its discretion, accept or reject any Change Order Proposal. Each Party will use reasonable efforts to respond as expeditiously as possible to Change Order Requests and Change Order Proposals. The Steering Committee shall attempt to resolve any disputes regarding a Change Order Request or Change Order Proposal. Any Change Order Request implemented by ORION or Change Order Proposal accepted by COMPANY shall be referred to herein as a “Change Order.”

4.16.	Without limiting COMPANY’s rights in Section 16.2, upon the expiration of this Agreement or as separately agreed, ORION shall, at COMPANY’s request at any time and at COMPANY’s expense, reasonably cooperate with COMPANY and with COMPANY and any third party designated by COMPANY (a “New Manufacturer”) to effectuate the royalty-free and limited transfer of manufacturing know-how from ORION to COMPANY or such New Manufacturer, as appropriate, to enable COMPANY or the New Manufacturer to manufacture and package the affected Products. ORION agrees to use commercially reasonable efforts to enable COMPANY or such New Manufacturer to Manufacture Products. COMPANY acknowledges that the activities and obligations of ORION described in this Section 4.16 are subject to reasonable payment obligations and requires a separate technology transfer agreement between the Parties.

5.	MATERIALS

5.1.	ORION shall be responsible for procuring, at its sole cost and expense all necessary packaging and other materials (excluding API) for the Product (hereinafter “Materials”). ORION shall ensure that all Materials conform to the respective Material specifications set forth on Schedule 1 (hereinafter referred to as “Material Specification”) and shall allow no changes or deviations from the Material Specification without the prior written consent of COMPANY, such consent not to be unreasonably withheld or delayed.

5.2.	For the avoidance of doubt, the Parties agree that the price for the Materials, and all costs and expenses incurred by ORION in fulfilling its obligations under this Section 5 shall be deemed included in the Supply Price (as defined below) payable by COMPANY for the Product. COMPANY acknowledges that ORION will order Materials based upon the first [***] of COMPANY’s forecast referred to in Section 3, and agrees to reimburse ORION for the costs and for other expenses (including destruction costs) incurred in connection with any Materials rendered obsolete or unusable other than due to negligence on ORION’s part.

5.3.	ORION shall maintain a safety stock of raw materials and packaging components (the “Safety Stock”) in the amounts set forth on Schedule 3. ORION shall provide immediate written notice to COMPANY if the Safety Stock falls below the quantities required by this Section 5.3. Annually during the term of this Agreement, the Parties shall, via the Steering Committee, meet to discuss whether the quantities of Safety Stock should be adjusted.

6.	PRODUCT QUALITY

6.1.	ORION represents and warrants that all amounts of Product delivered and supplied to COMPANY under this Agreement:

(a)	Shall have been Manufactured only in the Approved Facility in accordance with, and shall otherwise comply with, (i) the terms and conditions of this Agreement and the Quality Agreement, (ii) current Good Manufacturing Practices (cGMPs), (iii) all applicable laws and regulations in the Country of Manufacture and the European Union, and (iv) the regulations of the U.S. Food and Drug Administration (FDA) and the Pharmaceuticals and Medical Devices Agency of Japan (PMDA);

(b)	shall meet the Product Specification; and

(c)	shall on the date of delivery have, at minimum, [***] of shelf life remaining (items (a), (b), and (c) collectively referred to as “Agreed Quality”).

6.2.	ORION shall test each batch of Product Manufactured pursuant to this Agreement in accordance with the procedures set out in the Product Specification before delivery. ORION shall furnish COMPANY with a Certificate of Analysis for each batch of Product delivered. Each Certificate of Analysis shall set forth the items tested, the applicable Product Specification, and the test results for each batch delivered. Each Certificate of Analysis shall also meet any applicable requirements of the Quality Agreement.

6.3.	COMPANY shall notify ORION within [***] after the receipt of the Product if COMPANY finds out that a Product delivered does not comply with the Agreed Quality. Any claims by COMPANY regarding Product delivered shall specify the nature and basis for the claim and cite relevant ORION’s batch control numbers or other information to enable specific identification of Product involved. ORION agrees to review any written claim made by COMPANY regarding the quality of the Product and provide COMPANY with the results of such review within [***] after ORION’s receipt of such written claim.

6.4.	If the review and testing by ORION referred to in Section 6.3 confirms that a claimed quantity of Product did not as of the date of delivery meet the Agreed Quality in accordance with this Agreement, then COMPANY shall have the right to reject such quantity of Product in case of negligence or wilful misconduct by ORION during the production of Product, and shall at ORION’s expense dispose of or deliver such quantity involved to such destination as ORION shall direct in writing, provided that such directions are in compliance with applicable environmental laws and regulations, and ORION shall, as COMPANY’s sole and exclusive remedy, at ORION’s option, either make a replacement delivery of conforming Product free of charge as soon as practicable or reimburse COMPANY for any payments made for such non-conforming Product; provided that for clarity the foregoing shall not limit or affect COMPANY’s rights and remedies under Section 8 (Liability and Indemnity) and Section 13 (Term and Termination). In the event that ORION fails to timely deliver product in accordance with Section 4.6, or fails to deliver Product conforming to the Agreed Quality, in each case, on more than one occasion, the Parties agree to cause the Steering Committee to meet promptly to discuss and address such matters.

6.5.	If the Parties hereto fail to agree as to whether a delivered quantity of Product complies with the Agreed Quality, then the Parties agree to have the batch in dispute tested and further analysed by an independent testing laboratory selected by agreement between the Parties, unless otherwise agreed by the Parties. Should said laboratory's testing determine that delivered Product do not comply with the Agreed Quality, then ORION shall bear all costs for the independent laboratory testing, and Section 6.4 shall be applied. However, if said quantity of Product is determined by the independent laboratory to have met the Agreed Quality, then COMPANY shall bear all costs of the independent laboratory testing. Such laboratory’s testing results shall serve as an expert opinion and shall be without prejudice to any remedies available to either Party under this Agreement.

6.6.	The Parties shall enter into a separate Quality Agreement prior to the first delivery of Product under this Agreement. Such Quality Agreement shall be incorporated by reference into this Agreement.

7.	PRICE AND TERMS OF PAYMENT

7.1.	COMPANY shall pay to ORION for the Manufacture and supply of Product the price set forth in Schedule 4 of this Agreement applicable to the amount of Product set forth therein (hereinafter “Supply Price”). Subject to the terms set forth in Schedule 4, the Supply Price shall be subject to review over the term of this Agreement as follows:

(a)	Changes in Material costs. ORION shall decrease, and shall have the right to increase the Supply Price once per calendar year, to reflect any verifiable changes in ORION’s cost of Material used for the Manufacture of Products. ORION shall notify COMPANY of any increase or decrease by 31 October in a calendar year and upon such notification the increase or decrease shall be effective from the beginning of the following calendar year, provided that the Supply Price shall never increase or decrease by more than [***] over the Supply Price then in effect. Should a Party identify a new source of supply of a Material it shall notify the other Party thereof in writing and, subject to both Parties agreeing upon the change of Material, and, as the case may be, supplier thereof (including agreeing on the division of costs and benefits connected with such change), such change shall be implemented as soon as reasonable after the necessary marketing authorisations have been obtained.

(b)	Changes in other Manufacturing and supply costs. ORION shall decrease and shall have the right to increase the Supply Price once per calendar year, to reflect any changes in ORION’S direct verifiable manufacturing and supply costs other than costs of Materials. ORION shall notify COMPANY of any increase or decrease by 31 October in a calendar year and upon such notification the increase shall be effective from the beginning of the following calendar year, provided that the Supply Price shall never increase by more than [***] over the Supply Price then in effect. The benefits of any costs savings achieved by ORION shall be divided between the Parties on a [***] COMPANY–[***] ORION basis.

8.	LIABILITY AND INDEMNITY

8.1.	Subject to the terms of this Agreement, ORION agrees to defend, indemnify and hold COMPANY, its officers, employees, agents, and Affiliates harmless from and against all losses, damages, and costs (including reasonable attorneys’ fees) (collectively “Losses”) claimed by any third party in connection with a claim, suit, demand, action or proceeding for (a) personal injury, death or damage to physical property to the extent attributable to the negligence or willful misconduct or breach of or failure to comply with this Agreement by ORION, its employees or directors; or (b) infringement of third party intellectual property rights to the extent attributable to ORION; in each case, except to the extent any such Losses are indemnifiable by COMPANY pursuant to Section 8.2 or otherwise attributable to the negligence of COMPANY.

8.2.	Subject to the terms of this Agreement, COMPANY agrees to defend, indemnify and hold ORION, its officers, employees, agents, and Affiliates harmless from and against all Losses claimed by any third party in connection with a claim, suit, demand, action or proceeding for (a) personal injury, death or damage to physical property to the extent attributable to (i) the development, registration, commercialization and/or end-user’s use of the Product; or (ii) the negligence or willful misconduct or breach of or failure to comply with this Agreement by COMPANY, its employees or directors; or (b) for infringement of third party intellectual property rights to the extent attributable to COMPANY (such as the COMPANY’s Product, API or the use thereof); in each case, except to the extent any such Losses are indemnifiable by ORION pursuant to Section 8.1 or otherwise attributable to the negligence of ORION.

8.3.	With respect to any indemnification obligation under this Agreement, the following conditions must be met for such indemnification obligation to become applicable:

(a)	The Party to be indemnified shall notify the indemnifying Party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying Party hereunder;

(b)	the indemnifying Party shall be allowed to timely undertake the sole control of the defense of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense, provided that the indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or if the indemnified Party may reasonably object to such disposition of such claim based on a continuing adverse effect on the indemnified Party; and

(c)	the Party to be indemnified shall at the expense of the indemnifying Party render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action.

8.4.	In no event shall either Party be liable under or in connection with this Agreement for any indirect, punitive, incidental, special, exemplary or consequential damages, or for any lost profits, lost business, or lost goodwill. In no event shall ORION’s liability for any damages or other liability of any kind or nature for an action exceed the amount paid or payable to ORION under this Agreement during the [***]. These limitations in the preceding two sentences shall, however, not apply: (i) to a Party’s indemnification obligations pursuant to Section 8.1 or 8.2 above, (ii) with respect to any breaches of confidentiality by a Party, or (iii) in the event a Party infringes or misappropriates the intellectual property rights of the other Party.

8.5.	Without prejudice to Section 8.1 or 8.2, in the event a Party faces product liability or patent infringement litigation, actual or threatened and involving such Party’s activities related to the Product, such Party shall without delay notify the other Party thereof in writing. As of such notice, (a) the Party facing such actual or threatened litigation shall have the right to suspend further supply and/or purchase of the Product, and/or (b) COMPANY can require ORION, and ORION agrees to comply with such requirement, to suspend the Manufacturing, supply and/or services related to, and/or other activities involving, the Product to the extent this is deemed necessary or advisable by COMPANY (upon having consulted its legal advisors) or required by a court ordered injunction, or an arbitrator(s) award or order (whether interim or final) to prevent or limit actual or possible damages, liability or injury to COMPANY and/or ORION. In the event a Party does not abide with such request, then all Manufacture, supply, purchase of, and/or other activities involving the Product thereafter by such Party shall be at the sole risk and responsibility of such Party in relation to such litigation or threat of litigation for so long as it continues. Such request and compliance therewith shall be deemed a temporary suspension of the Parties’ obligations under this Agreement and the Parties hereto agree, upon the written request of either Party to discuss in good faith possible means of resolving the situation, which means may include but not be limited to the following:

(a)	to terminate this Agreement for mutual convenience and to make a final transition accounting and settlement for outstanding payments and expenses, to which each Party is entitled under the terms of this Agreement at that time;

(b)	to modify the Agreement to reasonably resolve the situation affecting the Parties at that time; or

(c)	to seek to enter into an alternative manufacture and supply arrangement for the Product.

8.6.	Without limiting the foregoing, in the event COMPANY faces patent infringement litigation in any territory, actual or threatened and involving COMPANY’s activities related to the Product, COMPANY shall without delay notify ORION thereof in writing, and at ORION’s request the Parties shall promptly discuss in good faith whether to suspend the Manufacturing, supply and/or services related to, and/or other activities involving the Product under this Agreement or other possible means of resolving the situation. If COMPANY neglects to notify ORION or requires ORION to continue such activities, then subject to Section 8.1 all such activities by ORION shall be at the sole risk and responsibility of COMPANY in relation to such litigation or threat of litigation for so long as it continues, and it is the responsibility of COMPANY to stop all delivery of Product to the territory facing such claims until such time litigation or threat of litigation has been satisfactorily resolved.

8.7.	Each Party shall, at its own cost and expense, maintain insurance during the term of this Agreement and for a period of [***] after expiration or termination of this Agreement, including product liability insurance, with respect to its activities hereunder, which insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time, Either Party may satisfy its obligations under this Section 8.7 through self-insurance.

9.	CERTAIN UNDERTAKINGS OF ORION; IMPROVEMENTS

9.1.	During and after the term of this Agreement, ORION shall not:

(a)	use for any purpose other than the proper performance under this Agreement, or exploit, transfer, disclose or make available to any third party, any part of COMPANY’s intellectual property;

(b)	manufacture or supply products, which have been Manufactured exploiting and/or using any part of COMPANY’s intellectual property or COMPANY Equipment (without the prior written consent of COMPANY), for or to any third party; and

(c)	incorporate any intellectual property of ORION or any third party to any Product or its Manufacture that COMPANY does not have an unrestricted right to use (without COMPANY’s prior written consent) or use ORION Background in the Manufacture of the Product in a way that would restrict the COMPANY’s right to use the Product or Manufacturing process.

9.2.	ORION represents and warrants that has, and shall throughout the term of this Agreement maintain, all manufacturing licenses, permits and authorizations that are issued by regulatory authorities in the Country of Manufacture and that are required for fulfilling its obligations under this Agreement, it being expressly acknowledged that in the event a regulatory authority imposes new requirements as a prerequisite for maintaining such licenses, permits or authorizations that were not foreseen at the Date of Agreement, and that would require ORION to make physical or equipment modifications to the Approved Facility with financial investments beyond ordinary repair and maintenance, then the Parties shall discuss such requirements (including a possible cost sharing arrangement) in good faith for a period of [***], whereafter termination of this Agreement upon [***] notice thereof shall constitute COMPANY’s sole and exclusive remedy for ORION’s failure to so maintain such licenses, permits, or authorizations (without limiting COMPANY’s indemnification rights under Section 8).

9.3.	Any and all Improvements and Data shall be the sole and exclusive property of COMPANY. Notwithstanding anything to the contrary herein, any and all Improvements and Data shall be deemed the Confidential Information of COMPANY and COMPANY shall be deemed the disclosing party with respect thereto. ORION agrees to assign and hereby assigns to COMPANY all right, title and interest in and to Improvements, Data and all Intellectual Property Rights appurtenant thereto. ORION will provide reasonable assistance to COMPANY (and shall cause its employees, Affiliates and subcontractors to do so as well), at COMPANY’s expense, in obtaining, enforcing and defending COMPANY’s ownership of Improvements and Data and appurtenant Intellectual Property Rights. ORION shall ensure that all of its employees, Affiliates and subcontractors providing services under this Agreement are subject to binding obligations which are sufficient to enable ORION to assign all Intellectual Property Rights in Improvements and Data to COMPANY in accordance with this Section 9.3. ORION will promptly inform COMPANY in writing of all Improvements and Data and provide COMPANY with written materials related to such Improvements and Data. ORION shall not disclose, implement or use any Improvement or Data without the prior written consent of COMPANY. COMPANY shall control the prosecution and enforcement of Intellectual Property Rights related to Improvements and Data. COMPANY shall have and ORION agrees to grant and hereby grants to COMPANY a non-exclusive, royalty-free, fully paid-up, world-wide, transferable right and license, with the right to grant sub-licenses, under any and all Independent Improvements for the research, development, manufacture, promotion, marketing, distribution and/or sale of Product.

9.4.	All ORION Background remains the exclusive property of ORION. Any Independent Improvements shall be the sole and exclusive property of ORION, subject to the license granted to COMPANY in Section 9.3. ORION shall have and COMPANY agrees to grant and hereby grants ORION a non-exclusive, non-sublicensable, royalty-free, fully paid-up, world-wide, perpetual, non-transferable right and license, under any and all Separable Improvements, solely for use by ORION as part of its internal manufacturing processes.

10.	REPRESENTATIONS AND WARRANTIES

10.1.	In addition to the representations and warranties otherwise set forth in this Agreement, ORION and COMPANY represent and warrant, as applicable, that: (a) neither the execution, delivery, and performance of this Agreement nor the Manufacture of Product hereunder will violate any agreement with a third party to which ORION or COMPANY is a party; (b) it has not and will not use, in the performance of its obligations hereunder, the services of any persons who have been, or are in the process of being, debarred or suspended under 21 U.S.C. §335(a) or (b) or other similar law, and neither ORION/COMPANY nor any of its officers, employees or consultants acting or providing services under this Agreement, including but not limited to generating and compiling the documents, data and information for the marketing authorization file, has been convicted of an offense under any law cited as a ground for debarment, denial of approval or suspension under 21 U.S.C. § 335(a) or other similar law; (c) ORION will not pledge or otherwise transfer, without COMPANY’s prior written consent, any work-in process or finished goods inventory of Products or API other than to COMPANY as provided in this Agreement and that all transfers of Product to COMPANY or provision of API to ORION shall be free and clear of any liens or other Encumbrances; and (d) there is no claim, suit, proceeding or other investigation pending, or to the knowledge of ORION/COMPANY, threatened, which is likely to prevent or materially affect ORION’s or COMPANY’s ability to perform its obligations hereunder.

10.2.	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING ANY SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING REGARDING TITLE, VALIDITY, PATENTABILITY, ENFORCEABILITY OF PATENT RIGHTS, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

11.	NO IMPLIED RIGHTS

Unless otherwise expressly agreed herein, nothing in this Agreement shall effect, or purport to effect any transfer or conveyance, express or implied, of any right, title, ownership, license or other interest to ORION in COMPANY’s Confidential Information or Intellectual Property Rights other than the non-exclusive, non-sublicensable, non-transferable right to use such Confidential Information and COMPANY’s Intellectual Property Rights that cover the Product for the sole and limited purpose of, and to the extent necessary for, performing its obligations pursuant to this Agreement.

12.	CONFIDENTIALITY

12.1.	Each Party shall itself, and shall cause its directors, officers and employees (hereinafter “Employees”), to hold and treat all Confidential Information disclosed to it by or on behalf of the other Party in the strictest confidence and not, and cause its Employees not to, publish it or disclose it to any third party, nor use such Confidential Information for any purposes other than the proper performance of its obligations or exercise of its rights pursuant to this Agreement, without the express prior written consent of the disclosing Party.

12.2.	Each Party shall make available the other Party’s Confidential Information only to those of its Employees and its Affiliates’ Employees who strictly need to know that Confidential Information for the purpose of this Agreement, provided that such Employees are bound to confidentiality and non-use obligations materially no less stringent that those included herein, and such Party shall remain responsible and liable for any and all uses of such Confidential Information by such Employees.

12.3.	Notwithstanding anything to the contrary set forth herein, no information disclosed or otherwise made available under this Agreement shall constitute Confidential Information for the purposes hereof to the extent the same:

(a)	is or becomes generally available to the public through no breach of this Agreement by the receiving Party or any of its Employees;

(b)	was lawfully in the receiving Party’s possession and reduced to writing prior to the time of disclosure of the same information to the receiving Party by or on behalf of the disclosing Party;

(c)	is obtained by the receiving Party from a third party lawfully entitled to possession of such information and under no obligation of confidentiality towards the disclosing Party or its Affiliates in respect of such information; or

(d)	is or has been independently developed by or for the receiving Party without reference to, aid from or reliance upon information obtained by the receiving Party from the disclosing Party under this Agreement.

12.4.	In the event a receiving Party or its Employee is required under law or regulation or order of government or judicial authority to disclose all or any part of the disclosing Party’s Confidential Information, such Party shall a) promptly and without delay notify the disclosing Party of the existence, terms and circumstances surrounding such requirement so that the disclosing Party may, at its sole discretion, seek a protective order or other appropriate relief or remedy or waive compliance with the terms hereof and b) if disclosure of such information is required, disclose such information only to the minimum extent so required to be disclosed. If and whenever any Confidential Information is disclosed in accordance with this Section 12.4, such disclosure shall not cause any such information to cease to be Confidential Information. Notwithstanding anything to the contrary in this Section 12.4, COMPANY shall be permitted to disclose the terms of this Agreement, including the Quality Agreement, as required under applicable laws or orders or requests given by competent authorities in connection with communications with, or filings to, any governmental or regulatory authority concerning any Product.

12.5.	This Section 12 shall survive the termination or expiration of this Agreement for whatsoever reason and shall continue in full force and effect for (i) [***] after such termination or expiration, or (ii) [***] from the Date of Agreement, whichever is longer.

13.	TERM AND TERMINATION

13.1.	This Agreement shall become effective on the Date of Agreement and continue in full force and effect for an initial period of [***] (hereinafter “Initial Period”). The Agreement shall thereafter be automatically renewed for successive [***] periods unless a notice of non-renewal is provided by either of the Parties in writing at least [***] before the end of the Initial Period or any consecutive [***] period.

13.2.	This Agreement may be terminated immediately by either of the Parties upon written notice if the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee or the like in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other Party and not dismissed within [***], or if the other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.3.	In the event a Party breaches any of the terms or conditions of this Agreement (the “Defaulting Party”) the other Party (the “Non-Defaulting Party”) may give written notice of such breach to the Defaulting Party, specifying the nature of the breach and requesting a cure. If the Defaulting Party fails to fully cure or to take appropriate action reasonably acceptable to the Non-Defaulting Party to cure such breach within [***] days of receipt of written notice from the Non-Defaulting Party, then the Non-Defaulting Party shall be entitled to terminate this Agreement upon written notice to the Defaulting Party, such termination to be effective upon the Defaulting Party’s receipt of such notice.

13.4.	For the avoidance of doubt, neither Party may terminate this Agreement before the expiration of the Initial Period other than pursuant to Section 13.2 or Section 13.3.

14.	EFFECT OF TERMINATION

14.1.	Termination of this Agreement, for whatever reason, shall be without prejudice to any rights, claims or obligations of either Party which may have accrued prior to the effective date of such termination.

14.2.	In the event of termination of this Agreement for whatever reason, save for breach of the Agreement by ORION, ORION shall be reimbursed by COMPANY in full without any set off or counterclaim in respect of:

(a)	any unpaid amounts existing as of the date of termination for any Product already delivered; and

(b)	any Product ordered by COMPANY but not delivered, provided that such Product is promptly delivered to COMPANY; and

(c)	any destruction costs for unused Materials.

14.3.	In the event of termination of this Agreement by COMPANY for breach of the Agreement by ORION, ORION shall, at COMPANY’s request and at ORION’s expense, reasonably cooperate to effectuate the royalty-free transfer of manufacturing know-how from ORION to COMPANY or a New Manufacturer to enable COMPANY or the New Manufacturer to manufacture and package Products. Such cooperation shall include translation and transfer of documentation related to manufacturing of Products as well as assistance with the transfer of COMPANY Equipment.

14.4.	In the event of termination of this Agreement: (a) ORION shall return to COMPANY all API in ORION’s possession; and (b) each Party shall promptly return to the other, unless otherwise agreed, all of such other Party’s Confidential Information received hereunder. Such returns shall be completed as soon as practicable after completing and delivering all outstanding orders of Product.

14.5.	Termination of this Agreement, for whatever reason, shall not affect this Section 14 and other Sections which by their nature should survive the termination or expiration of this Agreement, including without limitation Sections 1 (to the extent necessary to enforce other surviving rights and obligations of the Parties), 4.10, 6.1, 6.3, 8, 9, 10, 11, 12 (for the period set forth in Section 12.5), 13 through 28, all of which shall continue in full force and effect in accordance with their terms after such termination.

15.	ASSIGNMENT

15.1.	Neither this Agreement nor any right, obligation, commitment or liability hereunder may be assigned by either Party without the other Party's express written consent, such consent not to be unreasonably withheld, provided, however, that each Party may assign this Agreement to (a) an Affiliate of such Party or (b) a third party to whom its business assets relevant to this Agreement are transferred or assigned by means of sale, merger, divestiture, license or any bona fide restructuring of operations.

15.2.	ORION may subcontract the Manufacture of the Product to a third party only with COMPANY’s prior written consent in each instance.

15.3.	Subcontracting pursuant to Section 15.2 shall not relieve ORION of any of its obligations under this Agreement and ORION shall be responsible and liable for any activities of such subcontractors. No assignment under Section 15.1 shall relieve ORION of its obligations accrued until the date of such assignment, unless specifically otherwise agreed in writing by COMPANY.

15.4.	Any attempted assignment or subcontracting in violation of this Section 15 shall be null and void.

16.	FORCE MAJEURE

Neither of the Parties to this Agreement shall have any liability whatsoever or be in default for any delays or failures in performance under this Agreement resulting from any occurrence of an event of Force Majeure. For purposes hereof, “Force Majeure” shall be deemed to be any future event or condition, which (i) is beyond the reasonable control, and without the fault of the Party affected thereby, (ii) was not foreseeable by such Party at the time this Agreement was entered into, and (iii) the effect(s) of which the Party affected thereby could not have prevented, mitigated or overcome by reasonable measures. The occurrence or existence of any event of Force Majeure shall be promptly notified by the affected Party to the other. The affected Party shall use all reasonable endeavours to remove, as quickly as possible, the effect of said event of Force Majeure.

17.	PRODUCT RECALL; RECORDS

17.1.	Each Party shall promptly notify the other Party in writing of any facts relating to the advisability of the recall, destruction or withholding from the market of the Product(s) (hereinafter “Recall”). COMPANY shall control all decisions regarding whether to initiate any Recall as well as the implementation of any Recall.

17.2.	ORION shall bear the direct out-of-pocket costs and expenses, including replacement of any product determined unsalable, of any Recall if and only to the extent such Recall is the result of any fault attributable to ORION or a breach by ORION of its obligations under this Agreement. COMPANY shall bear all costs and expenses of any Recall in all other circumstances.

17.3.	Any and all complaints of which ORION becomes aware relating to the Product shall promptly be forwarded to COMPANY. Without limiting the foregoing, ORION shall forward any such complaint that might be associated with an Adverse Event (as defined below) no later than twenty-four (24) hours following its receipt. COMPANY shall promptly inform ORION of any and all complaints that COMPANY receives which implicate ORION’s manufacturing or other processes at the Approved Facility. Notification under this Section 17.3 shall be given by telephone or email, with a facsimile confirmation promptly following.

17.4.	For the purposes of this Agreement, “Adverse Event” shall mean any adverse event associated with the use of the Product in humans, including but not limited to “adverse event” as defined in International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) guidelines or applicable law. Adverse Events shall include an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests. Adverse Events also shall include an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality which is or is thought by the reporter to be serious or associated with relevant clinical signs or symptoms. With respect to Product, ORION shall promptly notify COMPANY, as soon as possible, but no later than [***] following its receipt, of information concerning a possible Adverse Event. ORION shall provide to COMPANY all the information ORION has available concerning the Adverse Event and shall cooperate fully with any investigation conducted or directed by COMPANY. To the extent an Adverse Event of which COMPANY becomes aware implicates ORION’s manufacturing or other processes at the Approved Facility, COMPANY shall inform ORION of such Adverse Event and shall disclose to ORION any information COMPANY has regarding that Adverse Event which implicates ORION’s manufacturing or other processes at the Approved Facility. Notification under this Section 17.4 shall be given by telephone or email, with a facsimile confirmation promptly following.

17.5.	ORION shall maintain records detailing the Manufacture of Products (the “Records”). These Records shall be made available for inspection by COMPANY, or a representative employed by COMPANY, at reasonable times during the term of this Agreement and thereafter for [***]. COMPANY shall have the right to make extracts or copies of Records.

17.6.	If any governmental or regulatory authority conducts, or gives notice to ORION (or COMPANY) of its intent to conduct, an inspection of a portion of ORION’s facilities relating to the Product or of the Records, or to take any other action with respect to the services provided under this Agreement, ORION will promptly give COMPANY notice thereof. ORION shall permit COMPANY to participate in any such inspection. ORION shall timely provide COMPANY with a copy of any inspection report or regulatory letter issued by a regulatory authority. ORION may redact any information from such letters or reports not related to a portion of ORION’s facilities relating to the Product or the Records, or the services provided under this Agreement. ORION shall also provide COMPANY a meaningful opportunity to review and comment upon any response of ORION thereto. COMPANY’s comments in such regard shall be considered in good faith and be given due regard by ORION in formulating any response to a regulatory authority.

18.	COMPLIANCE WITH LAW AND GOOD BUSINESS PRACTICE, PROCESSING OF PERSONAL DATA

18.1.	At all times during the term of this Agreement, each Party agrees to comply with all applicable laws, rules and regulations as well as ethical business practices. Without limiting the generality of the foregoing, each Party shall comply with the applicable anti-corruption laws of the United Kingdom (i.e. the Bribery Act 2010) and the country/ies in which such Party is located or is operating. In addition, the COMPANY undertakes to comply with ORION’s Third Party Code of Conduct appended hereto as Schedule 5.

18.2.	In the performance of the pharmacovigilance and other activities under this Agreement, both Parties shall comply with all laws and regulations relating to protection or processing of personal data applicable to each party’s respective activities, including without limitation European Union Directive 95/46/EC, as amended from time to time, and/or any national legislation implementing such directive, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation), as amended from time to time, and/or any subsequent European Union and its Member States’ legislation in relation to the protection of personal data and the California Consumer Privacy Act of 2018, Cal. Civ. Code § 1798.100 et seq. (“Data Protection Laws”).

18.3.	For the purposes of this Agreement “personal data” shall mean information that can be used by itself or in combination with other available information to identify a specific individual, as defined in detail under applicable Data Protection Laws.

18.4.	Each Party shall process, use and disclose personal data obtained in the course of performing its activities under this Agreement for the sole purpose of performance of this Agreement and in compliance with the applicable regulatory obligations, or as otherwise required by law or by a court order. Both Parties shall implement all commercially reasonable physical, technical and administrative safeguards appropriate to the nature of the information designed to prevent any use or disclosure of personal data other than as provided for by this Agreement. Both Parties will also take commercially reasonable precautions to protect the personal data from alteration or destruction.

18.5.	Each Party shall notify the other Party promptly after discovery of any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, the personal data (“Personal Data Breach”) that such Party is processing in connection with this Agreement, and shall take immediate steps to rectify any Personal Data Breach.

18.6.	The Parties acknowledge that each of them shall process personal data, as defined in the Data Protection Laws, in connection with this Agreement. The Parties anticipate that the personal data disclosed to each other in connection with the Agreement will consist solely of the names, titles and contact details of their respective personnel who are involved in the performance or administration of the Agreement. Each Party processes personal data that it receives from the other Party for its own purposes as a data controller, as defined in the Data Protection Laws. To the extent ORION transfers any personal data outside of the EU/EE, excluding, however, such countries, which are deemed by the European Commission to provide adequate protection to data subjects (pursuant to Article 45 of the EU GDPR), the Parties agree that the then-current approved EU standard contractual clauses for transfers to controllers shall at such time be signed between the Parties, and which clauses shall be attached to this Agreement as a Schedule.

19.	WAIVER AND VARIATION

19.1.	The failure by either Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute or be construed to constitute a waiver of the same or affect that Party’s rights thereafter to enforce or exercise the same.

19.2.	No waiver of any term, provision or condition of this Agreement shall be effective unless it is in writing and signed by a duly authorised person on behalf of the waiving Party.

20.	SEVERABILITY

In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that should this Agreement as a result of any such deleting not any more reasonably correspond to the good faith intent of the Parties, either Party may propose to the other Party amendments also to the other provisions of this Agreement in order to have the Agreement correspond to such good faith intent and negotiate in good faith on such amendment(s).

21.	ENTIRE AGREEMENT

21.1.	This Agreement, together with the attached Schedules and the Quality Agreement, represents the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior arrangements, understandings, correspondence, notes, minutes and agreements between the Parties whether written or oral, other than that certain Master Contract Manufacturing Agreement dated October 15, 2018, by and between ORION and COMPANY (as successor-in-interest to Novan, Inc.) (the “Prior Supply Agreement”), which shall remain in full force and effect; provided, that as of the Date of Agreement, all then-ongoing activities related to commercial batches initiated or otherwise conducted pursuant to the Prior Supply Agreement shall be subject to the terms and conditions of this Agreement and all batches in process as of the Date of Agreement, including those ordered under [***], shall count towards any minimum purchase obligations under this Agreement. COMPANY shall not be required to issue any forecasts or Purchase Orders under this Agreement until such time that COMPANY determines is appropriate based on such batches in process. In the event of a conflict between the Quality Agreement and the body of this Agreement regarding a cGMP related matter, the Quality Agreement shall control; in the event of any other conflict, the body of this Agreement shall control.

21.2.	No supplement, modification or amendment of this Agreement shall be binding unless executed by the Parties in writing and signed by the duly authorized representatives of both Parties hereto, provided that this Agreement shall be deemed automatically amended by any Change Order signed by the Parties without the requirement of additional action by either Party.

22.	INDEPENDENT CONTRACTORS

The status of COMPANY and ORION under the business arrangement established by this Agreement is that of independent contractors. It is expressly agreed that for tax, legal or other purposes (i) this Agreement or any portion of this Agreement shall not be considered to be a partnership agreement, and (ii) the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Party has any authority whatsoever to act as an agent or representative of the other, nor has either any authority or power to contract for, or create or assume any obligation or liability in the other’s name or on behalf of the other or otherwise bind the other in any way for any purpose, nor shall either Party hereto represent to any third parties it possesses any such authority to bind the other Party.

23.	NOTICES

23.1.	Notices provided hereunder to be given by either Party to the other shall be in writing and shall be delivered by recognized overnight delivery service or sent by government mail service (certified or registered air mail) to the following respective addresses or to such other addresses as the Parties may hereafter communicate to each other in writing:

If to ORION:

Orion Corporation

Attn: CEO

Orionintie 1

02200 Espoo, Finland

If to COMPANY:

LNHC, Inc.

4020 Stirrup Creek Drive

Suite 110

Durham, North Carolina 27703 U.S.A.

Attn: Chief Executive Officer.

23.2.	The notices shall be deemed to have been received as follows: (a) registered air-mail, on the fifth (5) day after mailing; and (b) for notices delivered in any other form, on the day when delivered at the address of the recipient.

23.3.	Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the other Party hereto when prompt notification is required, but, it is understood that such oral notice shall in no way satisfy the requirement of a written notice.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement may be signed by any party hereto through an electronic signature. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25.	GOVERNING LAW AND JURISDICTION

25.1.	This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales, without reference to the conflict of law provisions thereof. It is specifically agreed that the United Nations Convention on Contracts for the International Sale of Goods is not applicable to this Agreement.

25.2.	Any and all disputes arising out of or relating to this Agreement, including the validity or breach thereof, shall be finally and exclusively settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce. IBA Rules on the Taking of Evidence in International Arbitration shall apply in the arbitration proceedings. The arbitration proceedings shall be held in the English language. The seat of arbitration shall be in London, United Kingdom. For the avoidance of doubt, nothing in this Section 25.2 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interest of such Party or to preserve the status quo pending the arbitration proceeding.

26.	PUBLICITY

Unless agreed upon in writing beforehand by the Parties, neither Party shall discuss with any third party or originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, regarding any matters relating to the content or terms of this Agreement, or any amendment hereto, or the performance by either of the Parties hereunder, except for such announcement as in the opinion of legal counsel to the Party making such announcement is required under applicable law or stock exchange regulations, in which event such Party shall give the other Party an opportunity reasonable under the circumstances to review the form and content of the announcement before such legally required disclosure is made.

27.	SCHEDULES

The following Schedules are attached to this Agreement:

Schedule 1	Products and Product Specification

Schedule 2	Company Equipment

Schedule 3	Safety Stock

Schedule 4	Prices

Schedule 5	Orion’s Third-Party Code of Conduct

The Schedules constitute an integral part of this Agreement. In case of discrepancies between the Agreement and a Schedule, the provisions of the Agreement shall prevail.

28.	HEADINGS

The headings in this Agreement are inserted for the convenience of the Parties only and may not be used in the interpretation of any provisions hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives.

SIGNATURES

Orion Corporation		LNHC, INC.

By:	/s/ Juhani Kankaanpaa	By:	/s/ Octavio Espinoza

Name:	Juhani Kankaanpaa	Name:	Octavio Espinoza

Title:	SVP, G-OPS	Title:	CFO

By:	/s/ Marko Salo

Name:	Marko Salo

Title:	VP, Marketing and Sales

SCHEDULE 1 Products and Product Specification

Berdazimer Gel (Tube A)

[***]

[***]

Hydrogel (Tube B)

[***]

Zelsuvmi Admixture

[***]

SCHEDULE 2	Company Equipment

Scope	Maintenance of equipment and purchasing of dedicated spare parts for Company owned equipment at Orion premises used for both hydrogel and active gel products. Equipment is only used for Company products, and maintenance of equipment is done at Orion and Orion technical support will order the spare parts and participate in maintenance and be present when maintenance personnel by equipment supplier are at site.

The scope of work for Company owned equipment will include:

●	Ordering of needed spare parts.

●	Ordering of special equipment supplier maintenance and/or repair when needed.

●	Orion Inhouse work for

○	writing of CR, reception and checking of parts.

○	maintenance of equipment by Orion technical personnel

○	participating/being present during special equipment supplier maintenance and/or repair done.

○	testing and verification of equipment for use after any repairing done.

Equipment	[***]

Responsibilities

Orion to order maintenance and needed spare parts, and to do technical maintenance, when capable or order maintenance and/or repair from equipment manufacturer, when needed. Orion to inform needed maintenance and/or repair of equipment to Company, and estimated costs.

Cost	Total cost depending of scope of work. Spare parts and maintenance and repair done by equipment manufacturer are charged as pass-through-costs. Orion personnel work to be invoiced based on hourly rate of [***]

Invoicing	Invoicing after maintenance/repair work done, and any spare parts ordered, received and checked. In case any prepayments are required by equipment manufacturer, Orion will pass such costs immediately to Company.

SCHEDULE 3	Safety Stock

[***]

SCHEDULE 4	Prices

[***]

SCHEDULE 5

Third Party Code of Conduct

Orion Corporation (‘Orion) is a Finnish pharmaceutical company — a globally operating builder of well-being. We develop, manufacture and market human and veterinary pharmaceuticals and active pharmaceutical ingredients.

Orion is committed to sustainability in all its operations. Through the Orion's internal Code of Conduct and Our Management Approaches of Corporate Responsibility (www.orion.fi/en/sustainability) Orion has established company standards that include ethical business practices, labour, health and safety, environment and related management systems. These standards apply to all Orion personnel. We are committed to high standards ourselves thus we regard ourselves entitled to expect the same from our Third Parties that supply goods and services for us. ‘Third Parties’ typically refers to suppliers of products and services, but can also include agents, distributors, wholesalers, licensors, licensees and sales entities. All of Orion’s Third Parties are obligated to implement the principles of the Third Party Code of Conduct across their whole business involved in the manufacturing of goods and services for Orion. Third Party shall show continued effort to improve their performance with the expectations of this Third Party Code of Conduct.

To demonstrate conformance with these expectations and compliance with applicable regulations, Orion is reserved the right to conduct, or have conducted on our behalf, on-site audits to check compliance upon the giving of reasonable notice. Third Party shall maintain documentation necessary to demonstrate conformance with these expectations and compliance with applicable regulations.

If you have any questions, please do not hesitate to contact us at Orion.

Regulatory compliance

Orion’s general rule is that our Third Party must, at a minimum, operate in full compliance with all applicable laws, rules and regulations in the countries in which they operate. Orion’s requirements may exceed the requirements set out in national law.

Ethical business practices

Third Party shall conduct their business ethically and act with integrity. Third Party shall commit to and respect the principles and values of the United Nations Universal Declaration of Human Rights.

Business integrity and Fair Competition

The highest standards of integrity are to be expected in all business interactions. All forms of bribery, corruption, extortion and embezzlement are prohibited. Third Party shall not pay or accept bribes or participate in other illegal inducements in business or government relationships. Third Party shall conduct business in full compliance with the applicable competition laws that govern the jurisdictions in which they conduct business.

Identification of Concerns

All workers should be encouraged to report concerns or illegal activities in the workplace without threat of reprisal, intimidation or harassment. Third Party shall investigate and take corrective action if needed.

Animal Welfare

Animals shall be treated respectfully with pain and stress minimized. Animal testing should be performed after consideration to replace animals, to reduce the numbers of animals used, or to refine procedures to minimize distress. Alternatives should be used wherever these are scientifically valid and acceptable to regulatory authorities.

Privacy

Third Party shall ensure that company, worker, and patient privacy rights are protected as provided by the applicable laws.

Labour

Third Party shall be committed to uphold the human rights of workers and to treat them with dignity and respect. Third Party shall commit to and respect the principles of International Labor Organization (ILO) Conventions.

Freely Chosen Employment

Third Party shall not use forced, bonded or indentured labour, trafficked or non voluntary labour.

Child Labour and Young Workers

Third Party shall not, under any condition, employ children who are below the minimum legal age for employment. The employment of young workers below the age of 18 shall only occur in non hazardous work and when young workers are above a country’s legal age for employment or the age established for completing compulsory education.

Non-Discrimination

Third Party shall provide a workplace free of harassment and discrimination. Discrimination on the basis of race, colour, age, gender, sexual orientation, ethnicity, disability, religion, political affiliation, union membership, marital status or any other discriminating factor is not condoned.

Fair Treatment

Third Party shall provide a workplace free of harsh and inhumane treatment, including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers and no threat of any such treatment.

Wages, Benefits and Working Hours

Third Party shall pay workers at least the applicable minimum wages, overtime hours and mandated benefits required by local laws. Local legislation and collective bargaining agreements regulating hours of work shall be followed.

Freedom of Association

Open communication and direct engagement with workers to resolve workplace and compensation issues is encouraged. Third Party shall respect the rights of workers, as set forth in local laws, to associate freely, join or not join labour unions, seek representation, join workers’ councils and bargain collectively.

Health and Safety

Third Party shall provide a safe and healthy working environment, including for any company provided living quarters, for workers at all levels. Appropriate health and safety information, training and equipment shall be provided to workers.

Third Party shall fully comply with all safety and health laws and regulations including those applicable to the areas of occupational safety, emergency preparedness, occupational illness, industrial hygiene, physically demanding work, machine safeguarding, sanitation, food and housing.

Worker Protection

Third Party shall protect workers from over exposure to chemical, biological, physical hazards and physically demanding tasks in the work place and in any company provided living quarters.

Environment

Third Party should support a precautionary approach to environmental challenges. Third Party shall operate in an environmentally responsible and efficient manner to minimize adverse impacts on the environment. Third Party shall undertake initiatives to promote greater environmental responsibility and are encouraged for the development and diffusion of environmentally friendly technologies.

Environmental Authorizations

Third Party shall comply with all applicable environmental laws and regulations. All required environmental permits, licenses, information registrations and restrictions shall be obtained and their operational and reporting requirements followed.

Waste and Emissions

Third Party shall have systems in place to ensure the safe handling, movement, storage, recycling, reuse, or management of waste, air emissions and wastewater discharges. Any waste, wastewater or emissions with the potential to adversely impact human or environmental health shall be appropriately managed, controlled and treated prior to release into the environment.

Spills and Releases

Third Party shall have systems in place to prevent and mitigate accidental spills and releases to the environment.